EdR ANNOUNCES FIRST QUARTER 2012 RESULTS - Same Community Net Operating Income up 11% -

MEMPHIS, TN, April 26, 2012 - EdR (NYSE:EDR), one of the nation’s largest developers, owners and managers of collegiate housing, today announced results for the quarter ended March 31, 2012.

Company Highlights

•	Core funds from operations (“Core FFO”) was $12.6 million or $0.13 per share/unit for the first quarter, compared to $9.4 million or $0.13 per share/unit in the prior year;

•	Same-community net operating income (“NOI”) for the quarter increased 10.8% on a 7.3% increase in revenues and a 3.1% increase in operating expenses;

•	Same-community portfolio is 60.1% preleased for the 2012/2013 lease term, compared to 61.1% at this time last year;

•	Anticipated net rental rate increase of 4.0% for the 2012/2013 lease term;

•	Reduced overall Company leverage with debt to gross assets of 29.1% at March 31, 2012, a 22% reduction from 35.4% a year earlier;

•	Broke ground on New Central Residence Hall, the first building in a multi-phase project aimed at revitalizing University of Kentucky’s (UK) on-campus housing. The Kentucky state legislature also authorized an additional $175 million for the on-campus public-private partnership, facilitating 2014 and 2015 deliveries;

•	Entered into agreements to develop, own and manage a 609-bed, $52 million community near the Biomedical Campus of Arizona State University in downtown Phoenix;

•	Awarded new third-party development projects at East Stroudsburg and Mansfield Universities in Pennsylvania. Both represent second phases and have a combined estimated project cost of $90.0 million and anticipated deliveries of 2013 or 2014; and

•	Received four Innovator Awards from Student Housing Business Magazine, including Most Creative On-Campus Public/Private Financing, Best On-Campus Vendor Operator Solution, Best Off-Campus Renovation of an Existing Project, and Best Off-Campus Vendor Solution.

“EdR started 2012 building on last year's successes as we delivered an 11% increase in same community net operating income and are on pace for a solid 2012/2013 lease opening with a projected 4.0% increase in net rental rate,” stated Randy Churchey, EdR’s president and chief executive officer. “We continue to seize upon opportunities to stimulate both internal and external growth. To that end, we are making meaningful progress on our significant opportunity at the University of Kentucky, with the groundbreaking earlier this month on the first building in a multi-phase, multi-year on-campus housing revitalization project. We also have a pipeline of additional development and acquisition prospects along with a balance sheet that is well capitalized to support this future growth.”

Net Income Attributable to Common Stockholders

Net income attributable to common stockholders for the quarter, was $1.9 million, or $0.02 per diluted share, compared to $0.7 million, or $0.01 per diluted share, for the prior year. Improvements in same-community NOI, operating profits of new communities and lower interest expense were the main drivers of the improvement in net income.

Core Funds From Operations

Core FFO for the quarter was $12.6 million, an increase of 34%, as compared to $9.4 million in the prior year. The improvement in Core FFO reflects improved operating results from our same-community portfolio, operating profits from new communities and lower interest expense. Core FFO per share/unit for the quarter was flat compared to the prior year at $0.13 due to an increase in shares/units outstanding from follow-on equity offerings in January and November of 2011. Proceeds from the offerings were used to acquire collegiate communities, fund development projects, reduce outstanding debt and for other working capital purposes.

A reconciliation of funds from operations (“FFO”) and Core FFO to net income is included with the financial tables accompanying this release.

Same-Community Results

Net operating income was $15.9 million for the quarter, an increase of 10.8%, or $1.6 million, from the prior year. This growth in operating income was the result of a 7.1%, or $1.9 million, increase in net apartment rent, an approximate 20 basis point increase from other revenue and a 3.1%, or $0.4 million, increase in operating expenses.

The growth in revenue for the quarter was driven by a 1.1% increase in occupancies, a 6.0% increase in net rental rates and a 0.2% improvement from other revenue. Operating expenses increased 3.1% for the quarter, mostly due to increases in internet services at certain communities as well as normal inflationary increases.

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Preleasing for Fall 2012

Same-community preleasing for the 2012/2013 lease term is 100 basis points behind the prior year in occupancy with 60.1% of beds preleased for the fall. Net rental rates for the 2012/2013 lease term are currently projected to be approximately 4.0% ahead of the prior lease term.

The Company provides a property-by-property leasing schedule in its quarterly earnings supplement located at http://www.snl.com/irweblinkx/yearlypresentations.aspx?iid=4095382

University of Kentucky

On April 17th EdR broke ground on New Central Residence Hall, the first building in a multi-phase project aimed at revitalizing University of Kentucky’s (UK) on-campus housing. This first building, which EdR will own under a long-term ground-lease, signed prior to the groundbreaking, is being constructed near the center of campus on Haggin Field. New Central Residence Hall will be a 601-bed living-learning community with classrooms and meeting space. The two-building, four-story community will be available for occupancy in summer 2013.

The Company is currently in discussions with UK regarding Phase II in which EdR will assume management responsibility for the university’s 6,000-bed housing portfolio. Phase II also envisions the systematic demolition and replacement of the majority of the existing on-campus housing as well as its expansion to approximately 9,000 beds over the next five to seven years.

In support of Phase II, the Kentucky legislature recently authorized the next $175 million for 2014 and 2015 deliverables in this public-private partnership which will transform living and learning space to maximize the talent and capacity of UK and its students. This amount is in addition to the previously approved $52 million.

Investment Activity

In January 2012, the Company closed on the acquisition of the remaining 90% interest in The Reserve on Stinson, a 612-bed community that is less than a half mile from the University of Oklahoma, for $20.6 million.

In January 2012, the Company partnered with Landmark Properties, the recognized leader in collegiate cottage-style apartments, for the development of a 668-bed cottage-style community at the University of Mississippi. The development, which will be the first cottage-style community in EdR’s portfolio, is expected to cost $36.7 million and is targeted for a summer 2013 delivery.

The Company executed agreements with Concord Eastridge to develop, own and manage a $52 million mixed-use collegiate housing community adjacent to the Phoenix Biomedical Campus, which includes the University of Arizona School of Medicine, and three blocks from the Arizona State University downtown campus in Phoenix, Ariz. EdR will be the majority owner and will manage the community upon its summer 2013 completion.

Capital Structure

At March 31, 2012 the Company had cash and cash equivalents totaling $21.3 million and nothing outstanding on its revolving credit facility. The Company’s debt to gross assets was 29.1%, its net debt to EBITDA was 6.1x and its interest coverage ratio was 2.9x. Based on the quarter end cash balance and the untapped line of credit, the Company has additional acquisition/development capacity of approximately $400 million.

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During the first quarter of 2012, the Company sold approximately 2.0 million shares of common stock under its ATM program. The shares were sold at a weighted average share price of $10.59, raising net proceeds of $20.4 million.

Earnings Guidance and Outlook

Based upon management’s current estimates of market conditions and future operating results, the Company reaffirms its previous guidance for full year 2012 Core FFO per share/unit of $0.46 to $0.51. Consistent with prior guidance, this outlook does not include the impact of any of the following that have not already occurred and been announced by the Company: dispositions, acquisitions, new third-party development or management contracts, additional ONE Plan developments and capital transactions.

Webcast and Conference Call

EdR will host a conference call for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Thursday, April 26, 2012. The call will be hosted by Randy Churchey, president and chief executive officer, and Randy Brown, executive vice president and chief financial officer.

The conference call will be accessible by telephone and the Internet. To access the call, participants from within the U.S. may dial (877) 941-1427, and participants from outside the U.S. may dial (480) 629-9664. Participants may also access the call via live webcast by visiting the company’s investor relations Web site at www.educationrealty.com.

The replay of the call will be available at approximately 7:00 p.m. Eastern Time on April 26, 2012 through midnight Eastern Time on May 10, 2012. To access the replay, the domestic dial-in number is (800) 406-7325, the international dial-in number is (303) 590-3030, and the passcode is 4529892. The archive of the webcast will be available on the company’s Web site for a limited time.

About EdR

EdR (NYSE:EDR) is one of America’s largest owners, developers and managers of collegiate housing. EDR is a self-administered and self-managed real estate investment trust that owns or manages 60 communities in 23 states with over 34,100 beds within more than 11,100 units. For more information please visit the company's Web site at www.EdRTrust.com.

Contact:
Brad Cohen	Randall Brown	J. Drew Koester
ICR, LLC	EdR	EdR
203-682-8211	Executive Vice President and	Senior Vice President and
bcohen@icrinc.com	Chief Financial Officer	Chief Accounting Officer
	(901) 259-2500	(901) 259-2500

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements about the Company’s business that are not historical facts are “forward-looking statements,” which relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Forward-looking statements are based on current expectations. You should not rely on our forward-looking statements because the matters that they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, Core FFO, FFO and prospects to differ materially from those expressed or implied by such statements. Such risks are set forth under the captions “Risk Factors,” “Forward-Looking Statements” and Management’s Discussion and “Analysis of Financial Condition and Results of Operations” (or similar captions) in our most recent Annual Report on Form 10-K and our quarterly reports on Form 10-Q, and as described in our other filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and, except as otherwise may be required by law, the Company undertakes no obligation to update publicly or revise any guidance or other forward-looking statement, whether as a result of new information, future developments, or otherwise.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO available to all stockholders and unitholders because it considers it to be an important supplemental measure of the Company’s operating performance, assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only that relates to partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance. Accordingly, we have restated all periods presented to reflect the current guidance.

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The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO is defined as FFO adjusted to include the economic impact of revenue on participating projects for which recognition is deferred for GAAP purposes. The adjustment for this revenue is calculated on the same percentage of completion method used to recognize revenue on third-party development projects. Core FFO also includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization or severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO.

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EdR AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)

	March 31, 2012	December 31, 2011
	(unaudited)
Assets
Collegiate housing properties, net	$821,137	$803,519
Assets under development	86,364	56,648
Cash and cash equivalents	21,305	75,813
Restricted cash	5,139	4,826
Other assets	39,079	37,003

Total assets	$973,024	$977,809

Liabilities and equity
Liabilities:
Mortgage and construction loans, net of unamortized premium/discount	$334,340	$358,504
Accounts payable and accrued expenses	36,880	31,766
Deferred revenue	12,856	14,409
Total liabilities	384,076	404,679

Commitments and contingencies	-	-

Redeemable noncontrolling interests	9,446	9,776

Equity:
Stockholders’ equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 93,810,947 and 91,800,688 shares issued and outstanding at March 31, 2012 and December 31, 2011, respectively	938	918
Preferred shares, $0.01 par value, 50,000,000 shares authorized, no shares issued and outstanding	-	-
Additional paid-in capital	677,014	662,657
Accumulated deficit	(99,820)	(101,708)
Total EdR stockholders’ equity	578,132	561,867
Noncontrolling interests	1,370	1,487
Total equity	579,502	563,354

Total liabilities and stockholders’ equity	$973,024	$977,809

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EdR AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands)

Unaudited

	Three months ended March 31,
	2012	2011
Revenues:
Collegiate housing leasing revenue	$34,606	$26,700
Third-party development services	328	1,276
Third-party management services	853	834
Operating expense reimbursements	2,118	1,855
Total revenues	37,905	30,665

Operating expenses:
Collegiate housing leasing operations	15,154	12,314
Development and management services	1,616	1,331
General and administrative	2,010	1,429
Severance, development pursuit and acquisition costs	107	(56)
Ground leases	1,511	1,366
Depreciation and amortization	8,659	6,740
Reimbursable operating expenses	2,118	1,855
Total operating expenses	31,175	24,979

Operating income	6,730	5,686

Nonoperating expenses:
Interest expense	4,110	4,742
Amortization of deferred financing costs	348	284
Interest income	(21)	(45)
Loss on extinguishment of debt	-	351
Total nonoperating expenses	4,437	5,332

Income before equity in income (losses) of unconsolidated entities, income taxes and discontinued operations	2,293	354

Equity in earnings (losses) of unconsolidated entities	(263)	5
Income before income taxes and discontinued operations	2,030	359
Less: Income tax expense (benefit)	(75)	154
Income from continuing operations	2,105	205
Income from discontinued operations	9	661
Net Income	2,114	866

Less: Net income attributable to the noncontrolling interests	226	211
Net income attributable to EdR	$1,888	$655

Earnings per share information:
Net income attributable to EdR common stockholders per share – basic & diluted:	$0.02	$0.01

Weighted-average share of common stock outstanding – basic	92,839	70,852
Weighted-average share of common stock outstanding – diluted	93,937	71,963

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EdR AND SUBSIDIARIES

CALCULATION OF FFO AND CORE FFO

(Amounts in thousands, except per share data)

Unaudited

	Three months ended March 31,
	2012	2011

Net income attributable to EdR	$1,888	$655

Gain on sale of collegiate housing assets (1)	-	(944)
Real estate related depreciation and amortization	8,563	6,886
Equity portion of real estate depreciation and amortization on equity investees	66	111
Equity portion of loss on sale of student housing property on equity investee	88	-
Noncontrolling interests	241	211
Funds from operations (“FFO”)	$10,846	$6,919

FFO adjustments:
Loss on extinguishment of debt (1)	-	757
Acquisition costs	167	171
Straight-line adjustment for ground leases (2)	1,061	1,053
FFO adjustments	1,228	1,981

FFO on Participating Developments: (3)
Interest on loan to Participating Development	455	285
Development fees on Participating Development, net of costs and tax	62	202
FFO on Participating Developments	517	487

Core funds from operations (“Core FFO”)	$12,591	$9,387

FFO per weighted average share/unit (4)	$0.12	$0.10

Core FFO per weighted average share/unit (4)	$0.13	$0.13

Weighted average shares/units (4)	93,937	71,963

Notes:

(1)	All of or a portion of these amounts are included in discontinued operations and are not visible on the face of our statement of operations.
(2)	This represents the straight-line rent expense adjustment required by GAAP related to ground leases at two communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(3)	FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(4)	FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact.

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EdR AND SUBSIDIARIES

2012 GUIDANCE – RECONCILIATION OF FFO and CORE FFO

(Amounts in thousands, except per share data)

Unaudited

	Year ending December 31, 2012
	Low End	High End

Loss attributable to EdR	$(4,893)	$(675)

Real estate related depreciation and amortization	41,884	41,884
Equity portion of real estate depreciation and amortization on equity investees	221	221
Noncontrolling interests	200	223
Funds from operations (“FFO”)	$37,412	$41,653

FFO adjustments:
Straight-line adjustment for ground leases (1)	4,200	4,200
FFO adjustments	4,200	4,200

FFO on Participating Developments: (2)
Interest on loan to Participating Development	1,800	1,800
Development fees on Participating Development, net of costs and tax	200	700
FFO on Participating Developments	2,000	2,500

Core funds from operations (“Core FFO”)	$43,612	$48,353

FFO per weighted average share/unit (3)	$0.39	$0.44

Core FFO per weighted average share/unit (3)	$0.46	$0.51

Weighted average shares/units (3)	94,809	94,809

Notes:

(1) This represents the straight-line rent expense adjustment required by GAAP related to ground leases at two communities. As the ground lease terms range from 40 to 99 years, the adjustment to straight-line these agreements becomes material to our operating results, distorting the economic results of the communities.

(2) FFO on participating developments represents the economic impact of interest and fees not recognized in net income due to the Company having a participating investment in the third-party development. The adjustment for development fees is recognized under the same percentage of completion method of accounting used for third-party development fees. The adjustment for interest income is based on terms of the loan.

(3) FFO and Core FFO per weighted average share/unit were computed using the weighted average of all shares and partnership units outstanding, regardless of their dilutive impact

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